Financial Advisory Agreement

Adeona Pharmaceuticals, Inc.

3930 Varsity Drive
Ann Arbor, MI 48108

December 20, 2011

Griffin Securities, Inc.

17 State Street

New York, NY 10004

Attention: Adrian Z. Stecyk, Chief Executive Officer

Ladies and Gentlemen:

The undersigned, Adeona Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby agrees with Griffin Securities, Inc. (“Griffin”) to engage Griffin as its financial advisor on the terms and conditions set forth in this letter (the “Agreement”).

1. Engagement. The Company hereby engages Griffin to act as its non-exclusive financial advisor during the term hereof in connection with possible business transactions (“Transactions”) and general financial advice with respect to the Company. As financial advisor, subject to the performance of the Company’s obligations hereunder, Griffin will consult with and assist the Company in the structuring, analyses, negotiation of Transactions and render general financial advice, as reasonably requested by the Company from time to time to the extent Griffin deems appropriate. If requested by the Company, Griffin will render an opinion to the Board of Directors of the Company as to the fairness from a financial point of view to the Company’s shareholders of the consideration to be received by the Company or its shareholders or to be paid by the Company in a Transaction. Any such opinion will be in form and with such qualifications as determined appropriate by Griffin in its sole discretion. Griffin will not be required to make any independent verification of the accuracy or completeness of any information supplied or otherwise made available to it. Griffin’s services shall be on a best efforts basis. Griffin shall not have any authority to bind the Company with respect to any Transaction.

2. Compensation.

(a) Fixed Fee. The Company will pay to Griffin a retainer in the amount of $10,000 per month payable on the first day of each month during the term of this Agreement. All or part of such retainer may be paid by the Company in shares of fully paid and non-assessable Common Stock of the Company based on the closing price of such stock on the principal trading market immediately preceding the date that such payment is due. Such fee shall be payable and not refundable whether or not any Transactions are consummated.

(b) Warrant Compensation. Company shall issue to Griffin warrants exercisable for (5) years to purchase one hundred thousand (100,000) shares of the Company’s Common Stock (subject to AMEX approval) having an exercise price equal to the closing price of the Company’s common stock on the date hereof, subject to splits and adjustment (the “Warrant Compensation”). Such warrants shall be issued for cash consideration of $0.001 per underlying share and shall contain a provision for cashless exercise. The common stock underlying the warrants will have piggyback registration rights to the extent that the resale of such shares is not available under Rule 144.

(c) Business Transactions. If the Company engages in a Business Transaction (as hereinafter defined) during the term of this Agreement with any person or entity, the Company will pay or cause to be paid to Griffin at the closing of such Business Transaction a cash fee based on the total consideration paid or contributed to the Company or shareholders of the Company or paid by the Company, including cash, securities, indebtedness, indebtedness assumed, contingent or future payments or other property, in such Business Transaction, equal to the following percentages applied cumulatively: 5% of the total consideration up to $2 million; 4% of total consideration between $2 million and $4 million; 3% of total consideration between $4 million and $ 6 million; 2% on total consideration between $6 million and $8 million; and 1% on total consideration above $8 million. If any such consideration is other than cash or are contingent or future payments, for the purpose of calculating the fee to Griffin hereunder, such consideration will be valued at fair market value as determined by Griffin and the Company in good faith. For the purposes hereof, a Business Transaction shall include without limitation a purchase, sale, exchange, lease or license of tangible or intangible assets of the Company, including stock of a subsidiary or affiliate, other than in the ordinary course of business of the Company, merger, consolidation or other form of business combination, reorganization, strategic alliance, joint venture or similar transaction. In order to be considered a Business Transaction, the person or entity constituting the counterparty shall be required to be approved in advance in writing by Company and listed on Schedule A attached hereto as may be amended from time to time by Griffin and Company.

(d) Fairness Opinion. If the Company shall request that Griffin render a fairness opinion with respect to any Transaction, Griffin shall be paid an additional fee of $75,000, payable one-half when the Company requests such fairness opinion and the balance upon delivery of such opinion by Griffin.

Notwithstanding anything to the contrary herein, if a Business Transaction shall be consummated within 12 months after any termination of this Agreement with any person or entity listed on Schedule A, Griffin shall be entitled to receive its compensation set forth in paragraph 2(c) above upon closing of such Transaction.

3. Expenses. It shall be the Company’s obligation to bear all of its expenses in connection with this Agreement and any Transaction. In addition, the Company shall reimburse Griffin for its reasonable actual out of pocket expenses, including reasonable legal fees and disbursements up to a maximum aggregate amount of $50,000, expenses in excess of $4,000 per month shall be required to approved in advance by Company. The provisions of this paragraph shall survive any termination of this Agreement.

4. Further Representations and Agreements of the Company. The Company further represents and agrees that it is authorized to enter into this Agreement and to carry out any Transaction contemplated hereunder and this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

5. Indemnification. In the event that a Business Transaction is consummated, the Company agrees to indemnify Griffin and certain affiliated and related persons in accordance with the provisions set forth in Exhibit A attached hereto. Griffin shall indemnify and hold harmless the Company and each of its affiliates, stockholders, directors, officers, employees, agents and controlling persons within the meaning of the Securities Act of 1933, as amended, to the same extent as set forth in the indemnity from the Company in Exhibit A, but only in connection with (i) information relating to Griffin furnished in writing to the Company specifically for inclusion in any Business Transaction materials and (ii) any and all losses, claims, expenses, damages and liabilities arising out of the gross negligence or willful misconduct of Griffin as finally determined by a court of competent jurisdiction. Such indemnification will survive any termination of this Agreement.

6. Term. This Agreement shall continue for a period of 12 months from the date hereof but may be terminated by either party upon thirty (30) days prior notice after three (3) months.

7. Representations of Griffin. Griffin represents and warrants that it is duly registered or licensed as a broker-dealer in each jurisdiction in which its activities hereunder require registration or license and it is authorized to enter into this Agreement and to carry out its obligations hereunder and this Agreement constitutes a legal, valid and binding obligation of Griffin, enforceable in accordance with its terms.

8. Miscellaneous.

(a) Governing Law. This Agreement and the transactions contemplated hereby shall be governed in all respects by the laws of the State of Delaware, without giving effect to its conflict of laws principles. Venue for all purposes herein shall be in the State of Delaware.

(b) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(c) Notices. Whenever notice is required to be given pursuant to this Agreement, such notice shall be in writing and shall either be mailed by certified first class mail, postage prepaid, or delivered personally or by express courier, addressed to the parties at their respective addresses set forth above. The notice shall be deemed given, if sent by mail, on the third day after deposit in a United States post office receptacle, or if delivered personally or by express courier, then upon delivery. Either party may change its address by like notice.

(e) Entire Agreement. Except for any non-disclosure or confidentiality agreement entered into by and between the parties hereto, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understanding, and agreements between parties. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by the parties against which enforcement is sought.

If the foregoing correctly sets forth the understanding between Griffin and the Company, please so indicate in the space provided below for that purpose whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

ADEONA PHARMACEUTICALS, INC.

By	/s/ James S. Kuo

Confirmed and agreed to:

GRIFFIN SECURITIES, INC.

By /s/ Adrian Stecyk

     Chief Executive Officer

EXHIBIT A

December , 2011

Griffin Securities, Inc.

17 State Street

New York, NY 10004

Attention: Adrian Z. Stecyk, Chief Executive Officer

Ladies and Gentlemen:

In connection with our (the “Company”) engagement of Griffin Securities, Inc. ("Griffin") as our financial advisor and/or agent, to the extent that a Business Transaction (as defined in the Financial Advisory Agreement) is consummated, we hereby agree to indemnify and hold harmless Griffin and its affiliates, and the respective controlling persons, directors, officers, shareholders, agents and employees of any of the foregoing (collectively the "Indemnified Persons"), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), (collectively a "Claim"), which are related to such Business Transaction and are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements or alleged untrue statements made or any statements omitted or alleged to have been omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with our engagement of Griffin, or (B) otherwise relate to or arise out of Griffin's activities on our behalf pursuant to Griffin’s engagement, and we shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation, in which any Indemnified Person is a party. We will not, however, be responsible for any Claim which is finally judicially determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person. We further agree that no Indemnified Person shall have any liability to us for or in connection with our engagement of Griffin except for any Claim incurred by us as a result of any Indemnified Person's gross negligence or willful misconduct.

We further agree that we will not, without the prior written consent of Griffin, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person hereunder from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify us in writing of such complaint or of such assertion or institution, but failure to so notify us shall not relieve us from any obligation we may have hereunder unless and only to the extent such failure results in the forfeiture by us of substantial rights and defenses. If we so elect or are requested by such Indemnified Person, we will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines and provides written correspondence to us that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and us, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to us, then such Indemnified Person may employ its own separate counsel to represent or defend it in any such Claim and we shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if we fail timely or diligently to defend, contest, or otherwise protect against any Claim, the Indemnified Person shall have the right, but not the obligation, to defend, contest, assert cross claims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by us therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In no event, however, will any Indemnified Party, without our prior written consent (which will not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim). In any Claim in which we assume the defense, the Indemnified Person shall have the right to participate in such Claim and to retain its own counsel therefor at its own expense.

We agree that if any indemnity sought by an Indemnified Person hereunder is unavailable for any reason then (whether or not Griffin is the Indemnified Person), we and Griffin shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to us, on the one hand, and Griffin on the other, in connection with Griffin's engagement referred to above, subject to the limitation that in no event shall the amount of Griffin's contribution to such Claim exceed the amount of fees actually received by Griffin from us pursuant to Griffin's engagement. We hereby agree that the relative benefits to us, on the one hand, and Griffin on the other, with respect to Griffin's engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by us or our stockholders as the case may be, pursuant to the transaction (whether or not consummated) for which you are engaged to render services bears to (b) the fees paid or proposed to be paid to Griffin in connection with such engagement.

Our indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity.

The validity and interpretation of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules). Each of Griffin and the Company hereby irrevocably submits to the jurisdiction of any court of the State of Delaware for the purpose of any suit, action or other proceeding arising out of this agreement or the transactions contemplated hereby, which is brought by or against Griffin or the Company and in connection therewith, each of Griffin and the Company (i) hereby irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court, (ii) to the extent that it has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, it hereby waives, to the fullest extent permitted by law, such immunity and (iii) agrees not to commence any action, suit or proceeding relating to this agreement other than in any such court. Each of Griffin and the Company hereby waives and agrees not to assert in any such action, suit or proceeding, to the fullest extent permitted by applicable law, any claim that (a) it is not personally subject to the jurisdiction of any such court, (b) it is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to its property of (c) any suit, action or proceeding is brought in an inconvenient forum.

The provisions of this agreement shall survive and remain in full force and effect following the completion or termination of Griffin's engagement.

Very truly yours,

ADEONA PHARMACEUTICALS, INC.

By	/s/ James S. Kuo

Confirmed and agreed to:

GRIFFIN SECURITIES, INC.

By /s/ Adrian Stecyk

     Chief Executive Officer